Exhibit 99.1

Heritage Reports Second Quarter 2023 Results

Tampa, FL – August 8, 2023: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported second quarter of 2023 financial results.

Second Quarter 2023 Result Highlights

•

Second quarter net income of $7.8 million or $0.30 per diluted share, up from a net loss of $87.9 million or ($3.32) per diluted share in the prior year quarter primarily driven by growth in net premiums earned, and higher investment income, which resulted in an improved net combined ratio. The net loss in the prior year quarter was due to a $90.8 million, net of tax, or $3.43 per diluted share non-cash goodwill impairment charge, resulting in no remaining goodwill on the Company’s balance sheet as of June 30, 2022.

•

Second quarter adjusted net income of $8.3 million or $0.32 per diluted share, up from adjusted net income of $2.9 million, or $0.11 per diluted share in the prior year quarter driven by an improvement in the net combined ratio and higher net investment income.

•	Gross premiums written of $396.6 million, up 8.6% from $365.3 million in the prior year quarter.

•	Gross premiums earned of $330.0 million, up 11.4% from $296.2 million in the prior year quarter.

•	Net loss ratio of 60.3%, an improvement of 3.8 points from 64.1% in the prior year quarter.

•	Net expense ratio of 34.8%, an improvement of 0.5 points from 35.3% in the prior year quarter.

•	Net combined ratio of 95.1%, an improvement of 4.3 points from 99.4% in the prior year quarter.

•	Continued successful exposure management with Florida personal lines policies-in-force intentionally declining by 15.8%, as compared to the prior year period.

“This quarter marks the third consecutive quarter of profitability and a net combined ratio below 100%,” said Heritage CEO Ernie Garateix. “The continued successful implementation of our strategic profitability initiatives across the organization, which includes significant rating actions, improved underwriting, and selective organic growth of our commercial residential business has improved the quality of our book of business and increased our average premium by 24.3% over the prior year quarter. Investment income continues to climb from higher interest rates and our investment strategy. I’m also pleased with the terms of our catastrophe excess-of-loss reinsurance placement, which included many long-term partners as well as new trading partners. Our continued focus on underwriting profits, adequate pricing and thorough underwriting has yielded these positive results while also positioning us for long-term sustainable profitability.”

Strategic Profitability Initiatives

The following provides an update to the Company’s strategic initiatives that are expected to enable Heritage to achieve consistent long-term quarterly earnings and drive shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made compared to the second quarter 2022.

•	Generate underwriting profit though rate adequacy and more selective underwriting.

•

Continued significant rating actions throughout the book of business resulting in an increase in average premium per policy throughout the book of 24.3% compared to the second quarter of 2022 and 6.8% from the first quarter of 2023.

•

Premiums-in-force of $1.3 billion were up 10.5% from the prior year quarter, while policy count is down 11.1%, resulting from continued underwriting efforts to manage exposure for personal residential business while selectively growing the Company’s commercial residential business.

•	Continued focus on tightening underwriting criteria while also restricting new business for policies written in over-concentrated markets or products.

•	Allocate capital to products and geographies that maximize long-term returns.

•

Strategically increased Florida commercial residential premiums-in-force by 75.5% over the prior year quarter while total insured value (“TIV”) for that product increased 35.3% and policies in force increased by only 12.7%.

•

Reduction of policy count for the Florida personal lines product remains a key focus and will continue until the positive impact of recent legislation to reduce abusive claims practices is realized. Policies in force for Florida personal lines business intentionally declined by 15.8% as compared to the prior year period and 3.9% from the first quarter of 2023.

•	This disciplined underwriting approach resulted in a policy count reduction from the prior year quarter of 11.1% in other states while generating a 10.5% increase in premiums-in-force.

•	Maintain a balanced and diversified portfolio.

•	Even with the substantial increase in commercial business, no state represents over 26.2% of the Company’s TIV.

•	The top four states grew TIV by an average of 2.6% while the smallest five states grew TIV by 27.3%.

•	As a result of diversification efforts, the top five personal lines states represented 71.6% of all TIV at second quarter 2023 compared to 72.5% of all TIV at second quarter 2022.

•

Florida TIV increased 2.5% related to intentional growth of the Company’s commercial residential product and the use of inflation guard which ensures appropriate replacement cost values for all business, partly offset by the decrease in Florida personal lines policies over the prior year quarter.

•

TIV outside of Florida represented 73.8% of the entire portfolio, compared to 74.4% as of the second quarter of 2022, driven by exposure management of personal lines business throughout the book and selective growth of Florida commercial lines business.

•	Provide coverage suitable to the market and return targets.

•	Selective expansion of Excess & Surplus lines (“E&S”) premium-in-force in California and Florida.

•	Introduce E&S products in South Carolina in the third quarter of 2023.

•	Continue to evaluate other strategic states for E&S products.

Capital Management

Heritage’s Board of Directors has decided to continue its temporary suspension of the quarterly dividend to shareholders. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three and six months ended June 30, 2023 and 2022 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change		2023	2022	Change
Total Revenue	$185,313	$163,770	13.2%		$362,234	$322,378	12.4%
Net income (loss)	$7,779	$(87,866)	(108.9)%		$21,787	$(118,625)	(118.4)%
Adjusted net income (loss) [1]	$8,320	$2,908	186.1%		$22,328	$(27,851)	(180.2)%
Earnings (loss) per share	$0.30	$(3.32)	(109.1)%		$0.85	$(4.46)	(119.1)%
Adjusted net income (loss) per share [1]	$0.32	$0.11	190.9%		$0.87	$(1.05)	(182.9)%
Book value per share	$6.27	$6.80	(7.8)%		$6.27	$6.80	(7.8)%
Adjusted book value per share [1]	$8.09	$8.35	(3.1)%		$8.09	$8.35	(3.1)%
Return on equity [2]	19.7%	(152.0)%	171.7	pts	29.9%	(90.6)%	120.5	pts
Adjusted return on equity [1][2]	21.1%	5.0%	16.1	pts	30.6%	(21.3)%	51.9	pts
Underwriting summary
Gross premiums written	$396,559	$365,284	8.6%		$706,868	$648,480	9.0%
Gross premiums earned	$330,015	$296,211	11.4%		$647,037	$583,579	10.9%
Ceded premiums earned	$(153,211)	$(137,940)	11.1%		$(304,204)	$(272,379)	11.7%
Net premiums earned	$176,804	$158,271	11.7%		$342,833	$311,200	10.2%
Ceded premium ratio	46.4%	46.6%	(0.2	)pts	47.0%	46.7%	0.3	pts
Ratios to Net Premiums Earned:
Loss ratio	60.3%	64.1%	(3.8	)pts	59.5%	77.6%	(18.1	)pts
Expense ratio	34.8%	35.3%	(0.5	)pts	35.3%	36.6%	(1.3	)pts
Combined ratio	95.1%	99.4%	(4.3	)pts	94.8%	114.2%	(19.4	)pts

[1]

Adjusted net income (loss), Adjusted net income (loss) per share, Adjusted book value per share, and Adjusted return on equity are non-GAAP financial measures. Information regarding these non-GAAP financial measures, including required reconciliations, is set forth below under the “Non-GAAP Financial Measures” section of this release.

[2]	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Second Quarter 2023 Results

•

Second quarter net income of $7.8 million or $0.30 per diluted share, compared to a net loss of $87.9 million or ($3.32) per diluted share in the prior year quarter. The improvement from the prior year quarter is due to growth in net premiums earned and net investment income partly offset by higher losses and operating expenses, primarily associated with the increase in gross premiums written over the prior year quarter, which resulted in a lower combined ratio than the prior year quarter. The second quarter of 2022 included a net $90.8 million, non-cash goodwill impairment charge, which amounted to a $3.43 loss per diluted share, resulting in no remaining goodwill on the balance sheet.

•

Adjusted net income was $8.3 million or $0.32 per diluted share, up from adjusted net income of $2.9 million or $0.11 per diluted share in the prior year quarter. Adjusted net income growth primarily stemmed a lower combined ratio from the prior year quarter as described above.

•

Premiums-in-force of $1.3 billion, represented a 10.5% increase from second quarter 2022 due to continued proactive underwriting actions and rate increases across the entire portfolio, despite an intentional policy count reduction of approximately 61,000 policies. Premiums-in-force were also favorably impacted by strategic growth of the Company’s commercial product and use of inflation guard across all books of business.

•

Gross premiums written were $396.6 million, up 8.6% from $365.3 million in the prior year quarter, reflecting a strategic and substantial increase in Florida commercial lines business and a higher average premium per policy throughout the book of business, partly offset by intentional exposure management resulting in premium reductions on business outside of Florida. Gross premiums written for Florida personal lines business increased 3.0% due to rate increases, despite a 16.6% reduction in policy count from the prior year quarter.

•

Gross premiums earned of $330.0 million, up 11.4% from $296.2 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months driven by a higher average premium per policy and organic growth of the commercial residential business.

•	Net premiums earned of $176.8 million, up 11.7% from $158.3 million in the prior year quarter, reflecting higher gross premium earned outpacing the increase in ceded premiums for the quarter.

•

Ceded premium ratio of 46.4%, down 0.2 points from 46.6% in the prior year quarter driven by higher gross premiums earned, partly offset by the higher cost each year of the catastrophe excess of loss program, which incepts in June.

•

Net loss ratio of 60.3%, down 3.8 points from 64.1% in the prior year quarter, driven by higher net premiums earned, partly offset by higher net losses and LAE driven by higher attritional losses, net of lower weather losses. Net current accident year weather losses of $33.8 million, down from $38.1 million in the prior year quarter. There were no catastrophe losses in the quarter compared to catastrophe weather losses of $32.1 million in the prior year quarter. Other weather losses were $33.8 million, up from $6.0 million in the prior year quarter. The net loss ratio also benefited from favorable loss development of $2.7 million compared to unfavorable development in the second quarter of 2022 of $82,000.

•

Net expense ratio was 34.8% in second quarter 2023, down 0.5 points from the prior year quarter amount of 35.3%, as the benefit of higher net premiums earned over the prior year quarter more than offset higher policy acquisition costs and general and administrative costs.

•	Net combined ratio of 95.1%, improved 4.3 points from 99.4% in the prior year quarter, driven by lower net loss and net expense ratios as described above.

•

Effective tax rate was 43.0% compared to (0.6%) in the prior year quarter, driven by the impact of permanent differences in relation to the pre-tax income or loss each quarter. The effective tax rate in second quarter 2023 was impacted by a valuation allowance related to certain tax elections made by Osprey Re, the Company’s captive reinsurer domiciled in Bermuda. The Company increased its valuation allowance from first quarter 2023 by $2.5 million, adversely impacting the effective tax rate for the quarter. The effective tax rate in second quarter 2022 was impacted by the mostly non-deductible goodwill impairment charge described above.

Supplemental Information:

Policies-in-force:	Q2 2023	Q2 2022	% Change
Florida	165,761	195,987	(15.4)%
Other States	323,629	354,534	(8.7)%

Total	489,390	550,521	(11.1)%

Premiums-in-force:
Florida	$665,169,364	$564,814,121	17.8%
Other States	675,983,599	648,621,713	4.2%

Total	$1,341,152,963	$1,213,435,834	10.5%

Total Insured Value:
Florida	$105,826,117,271	$103,200,520,845	2.5%
Other States	297,901,382,470	299,177,714,835	(0.4)%

Total	$403,727,499,741	$402,378,235,680	0.3%

Book Value Analysis

Book value per share of $6.27 at June 30, 2023, was up 22.2% from fourth quarter 2022 and down 7.8% from second quarter 2022. The decrease from the comparable quarter of 2022 is primarily attributable to underwriting losses during the third quarter of 2022. The increase from fourth quarter 2022 is driven by net income generated in the first and second quarters of 2023 as well as the benefit of lower unrealized losses on the Company’s fixed income securities portfolio during 2023. The unrealized losses are unrelated to credit risk but due to the rising interest rate environment.

Book Value Per Share	As Of
	June 30, 2023	December 31, 2022	June 30, 2022
Numerator:
Common stockholders’ equity	$160,627	$131,039	$180,546
Denominator:
Total Shares Outstanding	$25,622,495	$25,539,433	$26,544,096

Book Value Per Common Share	6.27	5.13	6.80

Adjusted Book Value Per Common Share	$8.09	$7.23	$8.35

Conference Call Details:

Wednesday August 9, 2023 – 9:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$695,062	$635,572
Equity securities, at fair value	1,499	1,514
Other investments, net	11,777	16,484

Total investments	708,338	653,570
Cash and cash equivalents	247,092	280,881
Restricted cash	9,678	6,691
Accrued investment income	3,572	3,817
Premiums receivable, net	86,601	92,749
Reinsurance recoverable on paid and unpaid claims, net	543,996	805,059
Prepaid reinsurance premiums	509,206	306,977
Income tax receivable	13,261	12,118
Deferred income tax asset, net	10,912	16,841
Deferred policy acquisition costs, net	106,736	99,617
Property and equipment, net	30,716	25,729
Right-of-use lease asset, finance	18,849	20,132
Right-of-use lease asset, operating	7,390	7,335
Intangibles, net	45,647	49,575
Other assets	15,022	11,509

Total Assets	$2,357,016	$2,392,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$817,859	$1,131,807
Unearned premiums	716,378	656,641
Reinsurance payable	387,598	199,803
Long-term debt, net	124,376	128,943
Advance premiums	38,939	26,516
Accrued compensation	8,129	6,594
Lease liability, finance	21,457	22,557
Lease liability, operating	8,690	8,690
Accounts payable and other liabilities	72,963	80,010

Total Liabilities	$2,196,389	$2,261,561

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	335,501	334,711
Accumulated other comprehensive loss, net of taxes	(46,574)	(53,585)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings (deficit)	2,597	(19,190)

Total Stockholders’ Equity	160,627	131,039

Total Liabilities and Stockholders’ Equity	$2,357,016	$2,392,600

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES:
Gross premiums written	$396,559	$365,284	$706,868	$648,480
Change in gross unearned premiums	(66,544)	(69,073)	(59,831)	(64,901)

Gross premiums earned	330,015	296,211	647,037	583,579
Ceded premiums	(153,211)	(137,940)	(304,204)	(272,379)

Net premiums earned	176,804	158,271	342,833	311,200
Net investment income	6,599	2,163	12,181	4,163
Net realized (losses) gains and impairment losses	(1,568)	(102)	330	(118)
Other revenue	3,478	3,438	6,890	7,133

Total revenues	185,313	163,770	362,234	322,378
EXPENSES:
Losses and loss adjustment expenses	106,646	101,522	204,098	241,560
Policy acquisition costs, net	41,451	38,375	81,776	76,632
General and administrative expenses, net	20,058	17,466	39,111	37,190
Goodwill and intangible asset impairment	767	91,959	767	91,959

Total expenses	168,922	249,322	325,752	447,341

Operating income (loss)	16,391	(85,552)	36,482	(124,963)
Interest expense, net	2,740	1,751	5,621	3,723

Income (loss) before income taxes	13,651	(87,303)	30,861	(128,686)

Provision (benefit) for income taxes	5,872	563	9,074	(10,061)

Net income (loss)	$7,779	$(87,866)	$21,787	$(118,625)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized (losses) gains on investments	(2,986)	(16,161)	9,158	(47,932)
Reclassification adjustment for net realized investment losses	9	102	11	118
Income tax benefit (expense) related to items of other comprehensive income (loss)	698	3,759	(2,158)	11,193

Total comprehensive income (loss)	$5,500	$(100,166)	$28,798	$(155,246)

Weighted average shares outstanding
Basic	25,567,157	26,453,456	25,562,731	26,620,418

Diluted	25,626,420	26,453,456	25,621,994	26,620,418

Earnings (loss) per share
Basic	$0.30	$(3.32)	$0.85	$(4.46)
Diluted	$0.30	$(3.32)	$0.85	$(4.46)

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.3 billion of gross personal and commercial residential premium across its multi-state footprint.

Non-GAAP Financial Measures

We measure our performance with several financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and investments and assess the long-term performance of our company. Certain of these financial metrics are reported in accordance with U.S. GAAP and certain of these metrics are considered non-GAAP financial measures. As our business evolves, we may make changes to our key financial and operating metrics used to measure our performance. For further information and a reconciliation to the most applicable financial measures under U.S. GAAP, refer to our reconciliations below.

Non-GAAP adjusted net income is a non-GAAP financial measure and the most directly comparable GAAP financial measure is net income. Non-GAAP adjusted net income is calculated by adding back the non-recurring, non-cash charges of $541,000 and $90.8 million, net of taxes related to impairment of intangible assets and goodwill for the three months and six months ended June 30, 2023, and June 30, 2022, respectively.

Non-GAAP adjusted earnings per share (EPS) is a non-GAAP measure and is calculated by dividing the non-GAAP adjusted net income by the number of fully diluted shares at the end of the period.

Non-GAAP adjusted return on equity is a non-GAAP measure and is calculated by using non-GAAP adjusted net income as the base for the calculation.

Non-GAAP adjusted book value per share is a non-GAAP measure and is calculated by dividing total stockholders’ equity excluding accumulated other comprehensive loss, net of tax, by the total common shares outstanding.

We use these non-GAAP financial measures internally as performance measures and believe that these measures reflect the financial performance of the Company’s ongoing business and core operations. As a supplement to the primary GAAP presentations, non-GAAP financial measures provide meaningful supplemental information about our operating performance. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). These metrics should only be considered as supplemental to net income, earnings per share and return on equity as measures of our performance. These measures should also not be used as a supplement to, or substitute for, cash flow from operating activities (computed in accordance with U.S. GAAP).

The following tables are reconciliations of adjusted net income, adjusted earnings per share and adjusted return on equity to the most directly comparable U.S. GAAP financial measures for the three and six months ended June 30, 2023, and June 30, 2022, respectively:

Statement of Operations Non-GAAP Reconciliation	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
	(In thousands except per share data)
Income Statement Data
Net income (loss)	$7,779	$(87,866)	(108.9)%	$21,787	$(118,625)	$(118.4)%
Less: Goodwill and intangible impairment, net of tax	(541)	(90,774)	(99.4)	(541)	(90,774)	(99.4)

Non-GAAP adjusted net income (loss)	$8,320	$2,908	186.1%	$22,328	$(27,851)	$(180.2)%
Diluted Earnings Per Share Data
Net income (loss)	$0.30	$(3.32)	(109.0)%	$0.85	$(4.46)	(119.1)%
Less: Goodwill and intangible impairment, net of tax	(0.02)	(3.43)	(99.4)	(0.02)	(3.41)	(99.4)

Non-GAAP adjusted net income (loss)	$0.32	$0.11	190.9%	$0.87	$(1.05)	(182.9)%
Return on Equity Data
Return on Equity	19.7%	(152.0)%	171.7pts	29.9%	(90.6)%	120.5	pts
Less: Goodwill and intangible impairment, net of tax	(1.4)%	(157.1)%	155.7pts	(0.7)%	(69.3)%	68.6	pts

Non-GAAP adjusted return on equity	21.1%	5.0%	16.0pts	30.6%	(21.3)%	51.9	pts

	Three Months Ended June 30,		Six Months Ended June 30,
Return on Equity Non-GAAP Reconciliation	2023	2022	2023	2022
	(In thousands except per share data)
Income Statement Data
Annualized net income (loss)	$31,115	$(351,464)	$43,573	$(237,250)
Annualized adjusted net income (loss)	$33,281	$11,634	$44,656	$(55,702)
Divided by Average Equity:
Shareholders’ equity at the beginning of period	$154,724	$281,766	$131,039	$343,051
Shareholders’ equity at the end of period	160,627	180,546	160,627	180,546

Average Shareholders’ Equity	$157,675	$231,156	$145,833	$261,798

Return on Equity	19.7%	(152.0)%	29.9%	(90.6)%

Adjusted return on equity	21.1%	5.0%	30.6%	(21.3)%

	As Of
Stockholders’ Equity to Adjusted Stockholders’ Equity Reconciliation	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022
Common stockholders’ equity	$160,627	154,724	131,039	$180,546
Add: Accumulated other comprehensive loss, net of tax	46,574	44,295	53,585	41,194

Non-GAAP adjusted common stockholders’ equity	$207,201	$199,019	$184,624	$221,740

Weighted shares outstanding	25,622	25,559	25,539	26,544
Book value per common share	$6.27	$6.05	$5.13	$6.80
Non-GAAP adjusted book value per common share	$8.09	$7.79	$7.23	$8.35

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including focus on profitability, improved underwriting, exposure management and strategic reduction of policy count in certain geographies, rating actions and our selective growth of our commercial residential business; impact of rate increases, including the ability to mitigate the expected impact of increased reinsurance costs through rate adjustments; ability to achieve consistent long-term sustainable growth and long-term quarterly earnings and drive shareholder value; continued increase in average premium per policy; future dividend payments and stock repurchases; the impact of recent legislation to reduce abusive claims practices in Florida; our ability to maintain a balanced and diversified portfolio; and expectations regarding our fixed income investment portfolio. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 13, 2023, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor

Investor Contact:

Kirk Lusk Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Zack Mukewa

Lambert

HRTG@lambert.com